EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces Third Quarter 2015 Results

Company Revises Outlook for the 2015 Fiscal Year; Provides Development Guidance for the 2016 Fiscal Year

SOUTHLAKE, Texas, Oct. 13, 2015 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the third quarter ended September 8, 2015. The Company also revised its outlook for the 2015 fiscal year and provided development guidance for the 2016 fiscal year.

Key highlights from the third quarter 2015 compared to the third quarter 2014 include:

  Consolidated revenues increased 10.8% to $68.6 million from $61.9 million.
  Revenues at Del Frisco's Grille increased 32.1% to $19.9 million from $15.1 million.
  Comparable restaurant sales decreased 1.4% at Del Frisco's Double Eagle Steak House.
  Comparable restaurant sales increased 1.2% at Sullivan's Steakhouse.
  Comparable restaurant sales decreased 3.5% at Del Frisco's Grille.
  Cost of sales, as a percentage of consolidated revenues, improved to 29.0% from 30.2%.
  Adjusted Net Income*, a non-GAAP measure, of $0.9 million, or $0.04 per diluted share, compared to Adjusted Net Income of $1.6 million, or $0.07 per diluted share. GAAP Net Loss of $1.0 million, or $0.04 per diluted share, compared to GAAP Net Income of $1.8 million, or $0.08 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 4.6% to $12.3 million from $11.8 million.

* Adjusted Net Income, a non-GAAP measure, represents pre-tax income (loss) from continuing operations plus Day Star (dba Lone Star Steakhouse) lease guarantees and non-cash impairment charges minus income tax expense at an effective tax rate of 31%. For a reconciliation of Adjusted Net Income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

** Restaurant-level EBITDA, a non-GAAP measure, represents Operating Income (loss) before depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, non-cash impairment charges and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "While we did see improvements in several areas, top line results did not meet our expectations for the third quarter. Sullivan's comparable restaurant sales turned positive, Del Frisco's Grille's comparable restaurant sales improved sequentially from the second quarter, and both brands demonstrated improvements in restaurant-level EBITDA margins. Del Frisco's Double Eagle faced customer count challenges at several locations, driven significantly by fewer private dining events, and experienced softer sales during shoulder periods. The combination of these factors yielded negative comparable restaurant sales at our flagship brand after an impressive five and half years of consistent gains along with deleveraging of restaurant-level EBITDA margins. We are working to reignite our sales momentum at Del Frisco's beginning with our 16-week fourth quarter, which includes the important Holiday season."

Mednansky concluded, "Del Frisco's Restaurant Group remains a long-term growth story and we are encouraged that our 2015 restaurant class is off to a resounding start. Still, we will be limiting development next year to the relocation of our North Dallas Del Frisco's Double Eagle restaurant to Uptown Dallas and two to three additional Del Frisco's Grille restaurants. This will allow us to devote greater effort towards refining and improving operations at all of our existing restaurants as we continue to fine-tune our site selection process. After this transitional period, we anticipate resuming our ten percent new unit growth plans in 2017 and beyond."

Review of Third Quarter 2015 Operating Results

Consolidated revenues increased $6.7 million, or 10.8%, to $68.6 million in the third quarter of 2015 from $61.9 million in the third quarter of 2014. Total operating weeks increased to 571 from 497. Total comparable restaurant sales decreased 1.2% in the third quarter of 2015 following a total comparable restaurant sales increase of 3.7% in the third quarter of 2014.

Restaurant-level EBITDA** increased $0.5 million, or 4.6%, to $12.3 million in the third quarter of 2015 from $11.8 million in the third quarter of 2014. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 18.0% from 19.0%.

General and Administrative expenses increased $0.6 million to $5.2 million in the third quarter of 2015 from $4.7 million in the third quarter of 2014. This increase was due to increased management education, compensation and non-cash stock compensation expenses. As a percentage of consolidated revenues, general and administrative costs increased to 7.6% from 7.5%.

During the third quarter of 2015, we determined that the carrying amount of one of our Del Frisco's Grille restaurants was most likely not recoverable.  Therefore, we recorded a non-cash impairment charge of $3.3 million, which represents the difference between the carrying value of the restaurant assets and the estimated value of furniture and equipment that may be transferred to future Del Frisco's Grille locations.

GAAP Net Loss was $1.0 million, or $0.04 per diluted share, in the third quarter of 2015 compared to GAAP Net Income of $1.8 million, or $0.08 per diluted share, in the third quarter of 2014.

Adjusted Net Income* was $0.9 million, or $0.04 per diluted share, compared to Adjusted Net Income of $1.6 million, or $0.07 per diluted share, in the third quarter of 2014.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille concepts as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased 7.3%, or $2.3 million, to $33.1 million in the third quarter of 2015 from $30.8 million in the third quarter of 2014.  This increase was primarily due to an additional 16 operating weeks during the quarter (to 136 from 120), partially offset by a 1.4% decrease in comparable restaurant sales.  The decline in comparable restaurant sales was comprised of a 4.3% decrease in customer counts, partially offset by a 2.9% increase in average check.
  Restaurant-level EBITDA** decreased 1.0%, or $85,000, to $8.0 million in the third quarter of 2015 from $8.1 million in the third quarter of 2014. As a percentage of revenues, restaurant-level EBITDA decreased to 24.3% from 26.4% as the brand experienced higher restaurant operating expenses driven primarily by non-comparable restaurants. These were partially offset by lower cost of sales as a percentage of revenues.

Sullivan's Steakhouse

  Revenues decreased 2.6%, or $0.4 million, to $15.6 million in the third quarter of 2015 from $16.1 million in the third quarter of 2014.  This decrease was due to 12 fewer operating weeks during the quarter (to 216 from 228) as a result of a restaurant closure earlier this year, partially offset by a 1.2% increase in comparable restaurant sales.  The improvement in comparable restaurant sales was comprised of a 0.8% increase in customer counts and a 0.4% increase in average check.
  Restaurant-level EBITDA** held steady at $1.8 million in the third quarter of 2015 as compared to the same period last year.  As a percentage of revenues, restaurant-level EBITDA increased to 11.3% from 11.2% as the brand experienced lower restaurant operating expenses that were partially offset by higher cost of sales.

Del Frisco's Grille

  Revenues increased 32.1%, or $4.8 million, to $19.9 million in the third quarter of 2015 from $15.1 million in the third quarter of 2014. This increase was primarily due to 70 additional operating weeks (to 219 from 149) resulting from six restaurant openings subsequent to the end of third quarter of 2014, partially offset by a 3.5% decrease in comparable restaurant sales.  The decline in comparable restaurant sales was comprised of a 1.2% decrease in customer counts and a 2.3% decrease in average check.
  Restaurant-level EBITDA** increased 34.8%, or $0.7 million, to $2.5 million in the third quarter of 2015 from $1.9 million in the third quarter of 2014. As a percentage of revenues, restaurant-level EBITDA increased to 12.7% from 12.4% as the brand experienced lower cost of sales and labor, which more than offset higher operating expenses, occupancy, and marketing and advertising costs.

Stock Repurchase

During the third quarter of 2015, we repurchased 189,027 shares of common stock for $3.0 million under the authority provided by our Board of Directors in October 2014.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based upon current information, we are revising our guidance for the 52-week fiscal year 2015, which ends on December 29, 2015.

  Consolidated revenue growth of 9% to 11% (previously 10% to 13%).
  Total comparable restaurant sales of -1.0% to 0.5% (previously 0.5% to 1.5%).
  One Del Frisco's Double Eagle Steak House and six Del Frisco's Grille openings.
  One Sullivan's Steakhouse closing.
  Cost of sales of 28.8% to 29.5% of consolidated revenues (previously 28.8% to 29.8%).
  Restaurant-level EBITDA** of 21.6% to 22.0% of consolidated revenues (previously 21.8% to 22.2%).
  General and Administrative expenses of approximately $23.8 million to $24.3 million.
  Pre-opening expenses of approximately $5.0 million to $5.5 million.
  Effective tax rate of approximately 30% to 32%.
  Gross capital expenditures (before tenant allowances) of $40 million to $45 million.
  Annual adjusted net income* per diluted share between $0.80 and $0.83.

The above outlook does not include expected one-time termination and closing costs associated with the closing of certain restaurant locations.

Development

In the third quarter of 2015, we opened two Del Frisco's Grilles in Plano, Texas and Stamford, Connecticut and a Del Frisco's Double Eagle Steak House in Orlando, Florida.  In the fourth quarter, we have already opened two Del Frisco's Grilles in Little Rock, Arkansas and Hoboken, New Jersey, and will open a Del Frisco's Grille in Cherry Creek, Colorado in early November.

Early in the fourth quarter of 2016, we will be moving the Del Frisco's Double Eagle Steak House in North Dallas to Uptown Dallas. Del Frisco's Double Eagle Steak House Dallas will continue to serve guests from its current location in North Dallas until the new restaurant is completed. We will also open two to three additional Del Frisco's Grilles during the 2016 fiscal year.

Conference Call

We will host a conference call to discuss the financial results for the third quarter 2015 ended September 8, 2015 today at 7:30 AM Central Time. Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer, and Tom Pennison, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-211-0226 or for international callers by dialing 913-661-9178.  A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 625058. The replay will be available until Tuesday, October 20, 2015.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 51 restaurants across 22 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate", "believe", "could", "should", "estimate", "expect", "intend", "may", "predict", "project", "target", and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income (Loss) Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 Weeks Ended		36 Weeks Ended
	September 8,	September 9,	September 8,	September 9,
	2015	2014	2015	2014

Revenues	$ 68,629	$ 61,949	$ 217,507	$ 195,957

Costs and expenses:
Costs of sales	19,901	18,693	62,839	59,038
Restaurant operating expenses	34,625	30,046	103,832	90,654
Marketing and advertising costs	1,765	1,410	4,882	4,017
Pre-opening costs	2,044	1,577	3,790	2,867
General and administrative costs	5,225	4,673	16,611	14,202
Secondary public offering costs	--	--	--	5
Non-cash impairment charges	3,338	--	3,338	--
Depreciation and amortization	3,811	3,098	11,001	9,053

Operating income (loss)	(2,080)	2,452	11,214	16,121

Other income (expense), net:
Interest expense	(11)	(18)	(43)	(49)
Other	(61)	(61)	(238)	(100)

Income (loss) before income taxes	(2,152)	2,373	10,933	15,972

Income tax (benefit) expense	(1,117)	588	2,861	4,896

Net income (loss)	$ (1,035)	$ 1,785	$ 8,072	$ 11,076
Basic earnings (loss) per share	$ (0.04)	$ 0.08	$ 0.34	$ 0.47
Diluted earnings (loss) per share	$ (0.04)	$ 0.08	$ 0.34	$ 0.47

Shares used in computing net income per common share:
Basic	23,360,744	23,464,306	23,416,502	23,513,905
Diluted	23,360,744	23,682,508	23,584,426	23,754,781

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	September 8,	December 30,
	2015	2014
	(unaudited)

Cash and cash equivalents	$ 1,239	$ 3,520
Total assets	338,425	319,666
Long-term debt	15,100	--
Total stockholders' equity	218,350	210,983

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income (loss) from operations plus the sum of non-cash impairment charges, third party lease guarantees and secondary public offering costs, minus income tax expense at an effective tax rate of 31%. We believe that this measure represents a useful internal measure of performance as it excludes certain one-time non-operation related expenditures. Restaurant-level EBITDA is calculated by adding back to operating income (loss) depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, public offering expenses, non-cash impairment charges, and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income (loss) from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ended		36 Weeks Ended
	September 8,	September 9,	September 8,	September 9,
	2015	2014	2015	2014
Adjusted Net Income:
Pre-tax income (loss)	$ (2,152)	$ 2,373	$ 10,933	$ 15,972
Day Star Rest. Grp dba Lone Star Steakhouse lease guarantees	58	--	210	--
Secondary public offering costs	--	--	--	5
Non-cash impairment charges	3,338	--	3,338	--
Non-GAAP Adjustments	3,396	--	3,548	5
Adjusted Pre-tax Income	1,244	2,373	14,481	15,977
Income Tax (@ 31%)	386	736	4,489	4,953
Adjusted Net Income	$ 858	$ 1,637	$ 9,992	$ 11,024
Basic EPS (Adjusted)	$ 0.04	$ 0.07	$ 0.43	$ 0.47
Diluted EPS (Adjusted)	$ 0.04	$ 0.07	$ 0.42	$ 0.46

Segment Information and Restaurant-Level EBITDA Reconciliation

	12 Weeks Ended September 8, 2015 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 33,059	100.0%	$ 15,650	100.0%	$ 19,920	100.0%	$ 68,629	100.0%
Costs and expenses:
Cost of sales	10,010	30.3%	4,737	30.3%	5,154	25.9%	19,901	29.0%
Labor	8,178	24.7%	4,887	31.2%	6,465	32.5%	19,530	28.4%
Operating expenses	3,738	11.3%	2,473	15.8%	2,954	14.8%	9,165	13.4%
Occupancy	2,436	7.4%	1,158	7.4%	2,336	11.7%	5,930	8.6%
Restaurant operating expenses	14,352	43.4%	8,518	54.4%	11,755	59.0%	34,625	50.4%
Marketing and advertising costs	656	2.0%	626	4.0%	483	2.4%	1,765	2.6%
Restaurant-level EBITDA	8,041	24.3%	1,769	11.3%	2,528	12.7%	12,338	18.0%

Pre-opening costs							2,044	3.0%
General and administrative							5,225	7.6%
Non-cash impairment charges							3,338	4.9%
Depreciation and amortization							3,811	5.5%

Operating loss							$ (2,080)	-3.0%

Restaurant operating weeks	136		216		219		571
Average weekly volume	$ 243.1		$ 72.5		$ 91.0		$ 120.2

	12 Weeks Ended September 9, 2014 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 30,803	100.0%	$ 16,067	100.0%	$ 15,079	100.0%	$ 61,949	100.0%
Costs and expenses:
Cost of sales	9,753	31.7%	4,784	29.8%	4,156	27.6%	18,693	30.2%
Labor	7,117	23.1%	4,912	30.6%	5,106	33.9%	17,135	27.6%
Operating expenses	3,151	10.2%	2,656	16.5%	2,155	14.3%	7,962	12.9%
Occupancy	2,114	6.9%	1,274	7.9%	1,561	10.3%	4,949	8.0%
Restaurant operating expenses	12,382	40.2%	8,842	55.0%	8,822	58.5%	30,046	48.5%
Marketing and advertising costs	542	1.7%	642	4.0%	226	1.5%	1,410	2.3%
Restaurant-level EBITDA	8,126	26.4%	1,799	11.2%	1,875	12.4%	11,800	19.0%

Pre-opening costs							1,577	2.5%
General and administrative							4,673	7.5%
Depreciation and amortization							3,098	5.0%

Operating income							$ 2,452	4.0%

Restaurant operating weeks	120		228		149		497
Average weekly volume	$ 256.7		$ 70.5		$ 101.2		$ 124.6

	36 Weeks Ended September 8, 2015 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 106,255	100.0%	$ 52,966	100.0%	$ 58,286	100.0%	$ 217,507	100.0%
Costs and expenses:
Cost of sales	31,747	29.9%	15,929	30.1%	15,163	26.0%	62,839	28.9%
Labor	25,020	23.5%	15,846	29.9%	18,644	32.0%	59,510	27.3%
Operating expenses	10,814	10.2%	7,963	15.0%	7,895	13.6%	26,672	12.3%
Occupancy	7,451	7.0%	3,595	6.8%	6,604	11.3%	17,650	8.1%
Restaurant operating expenses	43,285	40.7%	27,404	51.7%	33,143	56.9%	103,832	47.7%
Marketing and advertising costs	1,731	1.6%	1,601	3.0%	1,550	2.6%	4,882	2.2%
Restaurant-level EBITDA	29,492	27.8%	8,032	15.2%	8,430	14.5%	45,954	21.1%

Pre-opening costs							3,790	1.8%
General and administrative							16,611	7.6%
Non-cash impairment charges							3,338	1.5%
Depreciation and amortization							11,001	5.1%

Operating income							$ 11,214	5.2%

Restaurant operating weeks	400		670		606		1,676
Average weekly volume	$ 265.6		$ 79.1		$ 96.2		$ 129.8

	36 Weeks Ended September 9, 2014 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 97,233	100.0%	$ 53,523	100.0%	$ 45,201	100.0%	$ 195,957	100.0%
Costs and expenses:
Cost of sales	30,355	31.2%	16,110	30.1%	12,573	27.8%	59,038	30.1%
Labor	22,020	22.7%	15,706	29.3%	14,515	32.1%	52,241	26.7%
Operating expenses	9,535	9.8%	8,392	15.7%	5,957	13.2%	23,884	12.2%
Occupancy	6,447	6.6%	3,721	7.0%	4,361	9.6%	14,529	7.4%
Restaurant operating expenses	38,002	39.1%	27,819	52.0%	24,833	54.9%	90,654	46.3%
Marketing and advertising costs	1,640	1.7%	1,676	3.1%	701	1.6%	4,017	2.0%
Restaurant-level EBITDA	27,236	28.0%	7,918	14.8%	7,094	15.7%	42,248	21.6%

Pre-opening costs							2,867	1.5%
General and administrative							14,202	7.3%
Secondary public offering costs							5	0.0%
Depreciation and amortization							9,053	4.6%

Operating income							$ 16,121	8.2%

Restaurant operating weeks	360		684		414		1,458
Average weekly volume	$ 270.1		$ 78.3		$ 109.2		$ 134.4
CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Christine Beggan
         203-682-8329
         Christine.Beggan@icrinc.com